Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR TO BE ACQUIRED BY INVESTOR GROUP
LED BY VERONIS SUHLER STEVENSON
FOR $1.142 BILLION

Transaction Enables Continued Growth of Advanstar’s Industry Leading
Portfolio of Products and Services

New York, NY — March 29, 2007 - Advanstar Holdings Corp., the holding company for Advanstar Communications Inc., a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences, and Powersports industries, today announced that it has entered into a definitive agreement to be acquired by an investor group led by Veronis Suhler Stevenson (“VSS”), a leading private equity and structured capital fund management company dedicated to investing in the media, communications and information industries. Advanstar is a portfolio company of New York based private equity fund DLJ Merchant Banking Partners III, L.P. (“DLJMB”), an affiliate of Credit Suisse.  Under the terms of the agreement, VSS will acquire all of the outstanding stock of Advanstar Holdings Corp. for approximately $1.142 billion in cash.  VSS is joined in this investment with co-sponsors in the transaction, including Citigroup Private Equity and New York Life Capital Partners.

Joe Loggia, Advanstar’s CEO commented, “We are extremely pleased with this transaction, which reflects the success of our strategy and the quality of our industry leading products that, combined with our strong growth record, have created a solid platform for the future.  The capital resources provided by VSS, Citigroup Private Equity and New York Life Capital Partners, together with VSS’ media expertise and network of industry contacts will further fuel the Company’s prospects.  They will be a valuable addition to our team as we continue to execute our strategy and capitalize on additional growth opportunities to take Advanstar to the next level.”

Kamil Salame, Managing Director of DLJ Merchant Banking and a director of Advanstar said, “We are extremely pleased at this outcome for DLJ Merchant Banking Partners, as well as the opportunities that this transaction creates for Advanstar.”

OhSang Kwon, a board member of Advanstar since 2000, added, “Joe and his team have achieved great success for DLJMB through many years of hard work and diligent management at Advanstar.  We wish him and his new partners every bit of success in their future.”

“Advanstar is truly one of the premier business media companies in the world,” said Scott Troeller, Partner at VSS.  “They possess a well-diversified portfolio of tradeshows, publications, directories and websites which are focused market leaders in key B2B media end-markets.  Advanstar’s events business is particularly attractive, as it includes some of the largest and most effective trade shows in the industry.  We are very pleased to be partnering with Advanstar’s management team led by Joe Loggia to further develop the Company’s product lines.  Since taking the helm of the Company in 2004, Joe has restructured and refocused Advanstar around growing verticals to deliver market-leading organic growth and profitability.”

In connection with this transaction, Advanstar, Inc. and Advanstar Communications Inc. will commence a tender offer and consent solicitation for their outstanding 15% senior discount notes, 12% senior subordinated notes and 10-3/4% senior priority senior secured notes.  These tender offers and consent  solicitations are expected to be consummated simultaneously with the closing of the transaction, but their consummation is not a condition to closing.  Advanstar’s senior credit facility will be refinanced at closing.  Upon the closing of the merger, Advanstar’s outstanding warrants would be converted into the right to receive cash based on the shares underlying the warrants.

Advanstar’s primary shareholders, DLJMB and its affiliated investment funds, have approved the transaction.  Mr. Loggia and certain other senior members of management will, at the closing of the transaction, have equity interests in the acquiring entity.  This transaction is expected to close, subject to customary conditions, in the second quarter of 2007.

Credit Suisse advised Advanstar and Davis Polk & Wardwell acted as legal counsel to Advanstar and DLJMB in connection with this transaction.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences and Powersports industries.  Advanstar serves business professionals and consumers in these industries with its portfolio of 87 events, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

About Veronis Suhler Stevenson

Veronis Suhler Stevenson (www.vss.com) is a private equity firm that invests buyout and structured capital funds in the media, communications, information and education industries in North America and Europe.  VSS provides capital for buyouts, recapitalizations, growth financings and strategic acquisitions to companies and management teams with a goal to build companies both organically and through a focused add-on acquisition program.  To date, VSS equity and structured capital funds have invested in over 50 platform companies, which have in turn completed over 220 add-on acquisitions resulting in a portfolio with realized and unrealized enterprise values totaling approximately $11 billion.

About DLJ Merchant Banking Partners

DLJ Merchant Banking Partners (DLJMB) is a leading private equity investor that has a 21-year record of investing in leveraged buyouts and related transactions across a broad range of industries. DLJMB, with offices in New York, London and Los Angeles, is part of Credit Suisse’s Alternative Investments business, one of the largest alternative asset managers in the world, with $112 billion of assets under management. Alternative Investments, which is part of Credit Suisse’s Asset Management business, is comprised of a diverse family of funds, including private equity, leveraged buyouts, mezzanine, real estate, secondary funds and fund of funds, as well as the businesses covering hedge funds (both direct and fund of funds), leveraged loan and collateralized debt obligation investment programs, core real estate funds, and quantitative investment and volatility management products.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business.  However, there can be no assurance that they in fact will be realized.

Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 30, 2006 under the heading “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Advanstar Communications
Leigh Parrish
Financial Dynamics
212-850-5651
leigh.parrish@fd.com

Veronis Suhler Stevenson
Alex Stanton
Stanton Crenshaw Communications
212-780-1900
alex@stantoncrenshaw.com

Credit Suisse
Suzanne Fleming
Corporate Communications
212-325-7396
suzanne.fleming@credit-suisse.com